EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
July 25, 2005

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION ANNOUNCES
SECOND QUARTER 2005 RESULTS

BALTIMORE, MD (JULY 25, 2005) Bay National Corporation (OTCBB:BANI), the bank holding company for Bay National Bank (the “Bank”), today reported net income of $438,000 or $0.22 per diluted share for the three months ended June 30, 2005, compared to net income for the three months ended June 30, 2004 of $173,000 or $0.09 per diluted share. These results represent a 153% increase in net income and a 144% increase in earnings per diluted share over the same period in 2004.

Hugh W. Mohler, Chairman and Chief Executive Officer, commented, “I am particularly pleased to report these strong results in the quarter in which we celebrated our 5th Anniversary. Triple digit earnings growth is the result of continued excellence in our asset quality, solid operating leverage and a well-managed balance sheet. Our earnings for the first six months of 2005 have now exceeded full year 2004 earnings giving us added confidence to meet the financial and strategic objectives we’ve laid out for 2005.”

At June 30, 2005, assets totaled $186.6 million, up 30.7% from the second quarter of 2004. Deposits rose 31.2% to $168.5 million as of June 30, 2005 as compared to June 30, 2004. Net loans totaled $155.3 million at June 30, 2005, increasing 31.2% when compared to the $116.4 million reported at June 30, 2004. At June 30, 2005 there were no nonperforming loans; similarly, there were no charge-offs during the quarter ended June 30, 2005.

Core deposits increased 39.9 % year-over-year to $129.9 million at June 30, 2005. Core deposits, which management categorizes as all deposits other than national market certificates of deposit and three accounts with highly variable balances, are closely monitored by management because they consider them not only a relatively stable source of funding but also reflective of the growth of commercial and consumer depository relationships.

Our net interest margin and net interest spread were 4.30% and 3.75%, respectively, for the six months ended June 30, 2005, both reflecting 26% year-over-year increases. These increases were the result of disciplined pricing with respect to both assets and liabilities and the rising short-term interest rate environment.

The book value of the our common stock increased 12.8% from the year-ago quarter and the market price of common shares at the close of the second quarter 2005 was $17.25, up 43.7% from the closing price at June 30, 2004.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It focuses on filling the void created by the persistent and unprecedented bank merger and acquisition activity. The bank’s niche is small to middle-market businesses, professional service firms, non-profit entities and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site. www.sec.gov.

SELECTED UNAUDITED FINANCIAL DATA
AS OF JUNE 30, 2005 and 2004
(dollars in thousands, except per share data)

	2005	2004
Total assets	$186,630	$142,719
Cash and due from banks	1,180	328
Federal funds sold and other overnight investments	9,052	6,738
Loans held for sale	16,862	15,683
Investment securities available for sale	1,542	1,547
Other equity securities	794	532
Loans, net	155,370	116,449
Deposits	168,468	128,386
Short-term borrowings	1,498	1,550
Note payable	1,500	-
Stockholders’ equity	14,337	12,301

Common shares outstanding	1,924,436	1,862,710
Book value per share	$7.45	$6.60
Ratio of interest earning assets to interest bearing liabilities	125.44%	125.98%
Stockholders’ equity as a percentage of assets	7.68%	8.62%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR SIX MONTHS ENDED JUNE 30, 2005 and 2004

Weighted average yield/rate on:	2005	2004
Loans	6.78%	5.69%
Investments and interest bearing cash balances	2.00%	.84%
Deposits, short-term borrowings and note payable	2.61%	2.08%
Net interest spread	3.75%	2.97%
Net interest margin	4.30%	3.40%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED JUNE 30, 2005 and 2004
(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Interest income	$2,848	$1,750	$5,389	$3,311
Interest expense	930	571	1,745	1,082
Net interest income	1,918	1,179	3,644	2,229
Provision for credit losses	203	104	235	214
Net interest income after provision for credit losses	1,715	1,075	3,409	2,015
Non-interest income	160	143	263	269
Non-interest expenses	1,437	1,045	2,804	2,050
Income before income taxes	438	173	868	234
Income taxes	-	-	-	-
Net income	$438	$173	$868	$234

PER COMMON SHARE
Basic net income per share	$.23	$.09	$.45	$.13
Diluted net income per share	$.22	$.09	$.44	$.12
Average shares outstanding (Basic)	1,921,649	1,862,710	1,920,693	1,862,710
Average shares outstanding (Diluted)	1,997,918	1,933,750	1,992,713	1,924,982

STOCK PRICE
High	$19.75	$14.00	$19.75	$14.00
Low	$14.50	$11.75	$13.20	$10.10
Close	$17.25	$12.00	$17.25	$12.00

SUPPLEMENTAL INFORMATION:

Reconciliation of total deposits to core deposits:	June 30, 2005	June 30, 2004
Total deposits	$168,468	$128,386
National market certificates of deposit	(31,763)	(30,120)
Variable balance accounts (3 customers as of June 30, 2005, 2 customers as of June 30, 2004)	(6,817)	(5,414)

Core deposits	$129,888	$92,852

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